SCHEDULE 14A

                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                           Filed by the registrant [X]
                 Filed by a party other than the registrant [ ]

                           Check the appropriate box:
                         [ ] Preliminary Proxy Statement
                         [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
        [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                 [ ]Confidential, For Use of the Commission Only
                        (as permitted by Rule 14a-6(e)(2)

                (Name of Registrant as Specified in Its Charter)

                           DEVCON INTERNATIONAL CORP.

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

     [ ] Check box if any part of the fee is offset as provided in Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
(2) Form, schedule or registration statement no.:
(3) Filing party:
(4) Date Filed:

                           DEVCON INTERNATIONAL CORP.
                    1350 EAST NEWPORT CENTER DRIVE, SUITE 201
                         DEERFIELD BEACH, FLORIDA 33442

                  NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 6, 2003


To the shareholders of
Devcon International Corp.:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders of Devcon International Corp., a Florida corporation, will be held at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida on Friday, June 6, 2003 at 3:00 p.m., local time, for the following purposes:

       1. To elect seven directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;
       2.     To approve and ratify the Company's Amended 1999 Stock Option
              Plan;
       3. To ratify the reappointment of KPMG LLP, independent certified public accountants, as the Company's auditor for 2003; and
       4. To transact other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 25, 2003 as the record date for determining those shareholders entitled to notice of and to vote at the 2003 Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed pre-addressed stamped envelope.

                                             By Order of the Board of Directors,
                                            /S/ DONALD L. SMITH, JR.
                                                Donald L. Smith, Jr., President
Deerfield Beach, Florida
May 2, 2003



THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                     2003 ANNUAL MEETING OF SHAREHOLDERS OF
                           DEVCON INTERNATIONAL CORP.
                                 PROXY STATEMENT

                     DATE, TIME AND PLACE OF ANNUAL MEETING

This Proxy Statement is furnished in connection with the solicitation by the board of directors (the "Board") of Devcon International Corp., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $0.10 per share (the "Common Stock"), for use at the 2003 annual meeting of the Company's shareholders (the "Shareholders") to be held on June 6, 2003, and any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed notice of Annual Meeting. It is expected that this Proxy Statement and the enclosed form of proxy will be first mailed to Shareholders of the Company on or about May 2, 2003. The complete mailing address, including zip code, of the Company's principal executive offices is 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.

                          INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of the Company's Board. The giving of a proxy does not preclude the right to vote in person should any Shareholder giving a proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date. No revocation will be effective, however, until the Company at or prior to the Annual Meeting receives written notice of the revocation.

The cost of preparing, assembling and mailing this proxy statement, the notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and facsimile. They will receive no compensation therefor in addition to their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

At the Annual Meeting, the Shareholders will consider and vote upon the following matters:

1. The election of seven directors to serve until the next annual meeting of Shareholders or until their successors are duly elected and qualified;
2.       The approval and ratification the Company's Amended 1999 Stock Option
         Plan;
3. The ratification of the reappointment of KPMG LLP, independent certified public accountants, as the Company's auditor for 2003; and
4. Other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the seven nominees for director named below, and
(b) in favor of all other proposals described on the notice of Annual Meeting. In the event a Shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

The Board has set the close of business on April 25, 2003, as the record date (the "Record Date") for determining Shareholders entitled to notice of and to vote at the Annual Meeting. As of April 18, 2003 there were 3,338,473 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter that is submitted to Shareholders for approval.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. In order to be elected, nominees for director must receive a plurality of the votes cast by holders of shares of Common Stock voting in person or by proxy at the Annual Meeting. The approval of proposal two will require an affirmative vote of the holders of a majority of the shares of the Common Stock of the Company voting in person or by proxy at the Annual Meeting. The Board will consider the affirmative vote of the holders of a plurality of the shares of the Common Stock of the Company voting in person or by proxy at the Annual Meeting as a recommendation to the Board with respect to proposal three. Abstentions are considered as shares present and entitled to vote for purposes of determining the outcome of any matter submitted to the Shareholders for a vote, but are not counted as votes cast "for" or "against" any matter. The inspector of elections will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of items 1,2 and 4 as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter. Accordingly, such shares would not be considered by the inspectors as shares entitled to vote on that subject matter and therefor would not be considered by the inspector when counting votes cast on the matter. If less than a majority of the outstanding shares of Common Stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.

                              ELECTION OF DIRECTORS
Nominees

The Company's amended and restated bylaws (the "Bylaws") provide that the number of directors to serve on the Board shall be determined by the Board of not less than five nor more than seven directors. The Board has determined to increase the number of directors from six to seven. Each director elected at the Annual Meeting will serve as a director for a term expiring at the 2004 Annual Meeting of Shareholders, expected to be held in June 2004, or until his successor has been duly elected and qualified. Messrs. Smith, Hornsby, Pitts, Bechara, Cast, Armstrong and Benejam have been nominated for election as directors and proxies will be voted for such persons absent contrary instructions.

The Board does not believe that any nominee will refuse to act or be unable to accept election. In the event, however, that a nominee for director is unable to accept election or if any other unforeseen contingencies should arise, proxies will be voted for the remaining nominees and for such other person as may be designated by the Board, unless it is directed by a proxy to do otherwise.

Four of the nominees for election as a director of the Company are current members of the Board. Mr. Smith has served as a director since 1951, Mr. Hornsby has served as a director since 1975, Mr. Pitts has served as a director since 1996 and Mr. Bechara has served as a director since 1999. Messrs. Cast, Armstrong and Benejam are first time nominees to the board, see further information under Executive

Management below. Messrs. Kester and Steele have asked to retire from the Board, and will not stand for re-election; they have served for 31 and 14 years, respectively.

                             DIRECTORS' COMPENSATION

Directors are each paid an annual retainer for board service of $4,000, except for the Chairman, Donald L. Smith, Jr. who is paid $35,000. Members of the Audit Committee receive an annual retainer of $5,000 in June 2003 and the Chairman receives an annual retainer of $7,500. Compensation Committee members receive an additional $1,000 annual retainer, except for the Chairman who receives $1,500. The fees for the coming year are expected to increase.

A new non-employee director will be granted an option to purchase 8,000 shares of Common Stock upon the commencement of service as a director from a stock option plan then in effect. In addition, each non-employee director is granted options to purchase 1,000 shares of Common Stock after each annual meeting of the Company. Such options will be granted at an exercise price equal to the closing market rate on the day preceding the grant date.

                              EXECUTIVE MANAGEMENT

The directors and executive officers of the Company and nominees for director of the Company are as follows:

Name                                 Age   Position(s) held with the Company
-----                                ---   ----------------------------------
Donald L. Smith, Jr. ...........     81  Chairman of the Board,
                                         President and Chief Executive Officer
Richard L. Hornsby .............     67  Director and
                                         Executive Vice President
Robert L. Kester ...............     83  Director (retiring)
Robert A. Steele ...............     87  Director (retiring)
W. Douglas Pitts ...............     63  Director
Jose A. Bechara, Jr. Esq. ......     58  Director
James R. Cast ..................     54  Director (nominee)
Robert D. Armstrong ............     67  Director (nominee)
Gustavo R. Benejam  ............     47  Director (nominee)
Jan A. Norelid .................     49  Vice President-Finance and
                                         Chief Financial Officer
Henry C. Obenauf ...............     73  Vice President-Engineering
Donald L. Smith, III............     50  Vice President-Construction Division
Kevin S. Smith .................     45  Vice President-Materials Division

Donald L. Smith, Jr., a cofounder of the Company, has served as its Chairman of the Board, President and Chief Executive Officer since its formation in 1951.

Richard L. Hornsby was appointed the Company's Executive Vice President in March 1989. Mr. Hornsby served as Vice President of the Company from August 1986 to February 1989. From September 1981 until July 1986 he was Financial Manager of R.O.L., Inc. and L.O.R., Inc., companies primarily engaged in various private investment activities. He has been a director of the Company since 1975 and served as Vice President-Finance from 1972 to 1977.

Robert L. Kester, a director of the Company since 1972, is a private investor and is former Chairman of Big Sky Western Bank in Big Sky, Montana. Mr. Kester retired from active employment with Florida Coast Bank of Pompano Beach, Florida after its acquisition by Barnett Bank of Florida in 1984. Mr.

Kester is additionally a partner of Kester Management Trust, a real estate business in Pompano Beach, Florida.

Robert A. Steele, a director of the Company since May 1989, has been Chairman of the Board, Chief Executive Officer and a principal shareholder of SFM Leasing Company, Inc. and RAMS Leasing Company, Inc. since 1972. Both companies were engaged in the heavy truck and equipment leasing business. Currently, these companies are primarily engaged in various investment activities. Mr. Steele has also been managing partner of Steele Associates, Ltd. since 1981 and SFM Realty Associates since 1985, both of which are primarily engaged in various investment activities.

W. Douglas Pitts, a director of the Company since 1996, is Chairman of the Board and Chief Executive Officer of Courtelis Company, which is engaged primarily in various real estate development activities. Prior to his selection as Chairman of the Board and Chief Executive Officer in December 1995, Mr. Pitts served as Executive Vice President and Chief Operating Officer of Courtelis Company from 1983 to 1995.

Jose A. Bechara, Jr., Esq., a director of the Company since 1999, is Chairman of the Board and Chief Executive Officer of Hormigonera Mayaguezana, Inc., a leading manufacturer of concrete in Puerto Rico. He has served on various boards of directors, including banks, industrial companies, utilities and educational institutions, and has been active in numerous professional associations. He was admitted to the bar in the Commonwealth of Puerto Rico in 1969.

James R. Cast, a director nominee, is owner of his own CPA firm, specializing in business acquisitions and general tax matters. Prior to that and from 1972 to 1994, he was with KPMG LLP, with his last position as Senior Tax Partner in Charge of the South Florida practice. He was also the coordinator of KPMG's South Florida Mergers & Acquisitions practice. He currently serves as Chairman of the Board of the Covenant House of Florida, a charitable organization. Mr. Cast has an MBA degree from the Wharton School at the University of Pennsylvania.

Robert Armstrong, a director nominee, is owner and director of V.I. Asphalt Products Corporation, The Buccaneer Hotel, the Bank of St. Croix and several other corporations on St. Croix, US Virgin Islands. His extensive experience includes the aggregates industry, heavy construction and engineering in the US Virgin Islands. He also owns Haywood Street Redevelopment Corporation, a real estate developer and investor in North Carolina. Mr. Armstrong is a graduate of Princeton University.

Gustavo R. Benejam, a director nominee, is currently providing consulting services to various companies. Prior to that and from 2000 to 2002 he served as Chief Operating Officer of AOL Latin America, and prior to that and from 1995 to 2000 he worked in various positions for Pepsico, as Frito Lay's VP Caribbean, Andean and South Cone, and as Pepsi Cola's President-Latin America. Mr. Benejam has an MBA from Indiana University.

Jan A. Norelid was appointed Vice President-Finance and Chief Financial Officer in October 1997. Prior to that he served as Chief Financial Officer or Controller for various companies in and outside the United States.

Henry C. Obenauf was appointed Vice President-Engineering of the Company in March 1989, after having served as Vice President of the Company since 1977. The Company has employed Mr. Obenauf for more than 34 years.

Donald L. Smith, III, was appointed Vice President-Construction Division for the Company in December 1992. Mr. Smith joined the Company in 1976 and has served in various supervisory and managerial positions with the Company since that time.

Kevin M. Smith, 45, was appointed Vice President-Materials Division in June 2002. Mr. Smith joined the Company in 1989 and has served in various management positions within the Company since that time.

The Company's directors hold office until the next annual meeting of Shareholders and until their successors have been duly elected and qualified. The Company's officers are elected annually by the Board and serve at the discretion of the Board. There are no arrangements or understandings with respect to the selection of officers or directors.

Donald L. Smith, III and Kevin S. Smith are sons of Donald L. Smith, Jr., the Company's Chairman, President and Chief Executive Officer. Aside from the foregoing, there are no family relationships between any directors and executive officers of the Company. The Company also employs another child and a daughter-in-law of Donald L. Smith, Jr.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four executive officers of the Company who had an annual salary and bonus in 2002 in excess of $100,000 (collectively, the "Named Executive Officers"). The Company has not granted any restricted stock awards or stock appreciation rights.

                                                                                          Long-term
                             Annual Compensation                                        compensation
                                                                        Other        Awards    Payouts     All
                                                                       annual      Securities             other
                                                                       compen-     underlying   LTIP     compen-
Name and                        Fiscal     Salary                      sation       options    payouts   sation
Principal Position               year         $       Bonus ($)         ($) (1)        (#)       ($)     ($) (2)
---------------------------      ----     --------    ---------        -------      --------  --------   -------
Donald L. Smith, Jr.             2002      300,000            -        40,000          5,700      -       8,252
Chairman of the Board,           2001      300,000            -        35,000              -      -       7,958
President and CEO                2000      298,461            -             -              -      -       7,960

Richard L. Hornsby               2002      190,000            -         9,000          5,700      -      22,376
Executive Vice President         2001      187,500       10,000         9,000              -      -      72,739
                                 2000      184,231            -         9,000              -      -      72,931

Jan A. Norelid                   2002      164,615       15,000         5,000          5,700      -       3,715
Vice President-Finance           2001      155,000        5,000         5,000              -      -       3,638
Chief Financial Officer          2000      139,231       42,570         5,000              -      -       3,599

Kevin M. Smith                   2002      134,882        5,000         5,000          5,700      -       4,397
Vice President -                 2001      128,189       10,000         5,000              -      -       4,042
Materials Division               2000      124,727            -         5,000              -      -       3,596

Donald L. Smith III              2002      133,780            -         5,000          5,700      -       5,277
Vice President                   2001      125,950       13,000         5,000              -      -      11,543
Construction Division            2000      122,681        4,200         5,000              -      -      11,438

______________________
(1) Does not include the dollar value of personal benefits, such as the cost of automobiles and health insurance, the aggregate value of which for each named executive officer was less than 10% of such executive officer's salary and bonus. Includes $4,000 a year for Mr. Hornsby, representing a retainer paid to all directors other than Mr. Smith, Jr., and $35,000 for Mr. Smith, Jr., as well as $5,000 per year for Messrs. Smith, Jr. Hornsby, Norelid, K. Smith and Smith III for service on a management policy committee.

(2) Represents (i) the cost of term and non-term life insurance coverage paid to the insurance company as premiums for policies on the lives of Messrs. Hornsby and Smith III in 2002, 2001 and 2000 pursuant to split dollar life insurance policies on the lives of such executive officers and (ii) the Company's match of a 401(k) contribution made by each named executive officer. The Company will be reimbursed for its non-term premium payments at such time as benefits are paid under the policies or the policies are terminated and the cash proceeds distributed.

Option Grants and Long-Term Incentive Awards

The following table sets forth certain information concerning stock option grants to the Named Executive Officers during the 2002 year. No stock appreciation rights or long-term incentive awards were granted to the Named Executive Officers during 2002.

                                              OPTION GRANTS IN LAST FISCAL YEAR

                                                 Percent of
                                  Number of     total options                                            Grant
                                 securities    granted to all                                            date
                                 underlying     employees in         Exercise                           present
                                   options       fiscal year           price       Expiration            value
                                    (#)(1)            (%)            ($/Sh)          date               $ (2)
                                ------------- -----------------    ------------  --------------      -------------
Donald L. Smith, Jr.                5,700          16.5%               $5.85         4/30/12            $14,806
Richard L. Hornsby                  5,700          16.5%               5.85          4/30/12             14,806
Jan A. Norelid                      5,700          16.5%               5.85          4/30/12             14,806
Kevin M. Smith                      5,700          16.5%               5.85          4/30/12             14,806
Donald L. Smith III                 5,700          16.5%               5.85          4/30/12             14,806


(1) Options vest at the rate of 20% on each anniversary of the date of the grants, April 30, 2002.

(2) The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options granted. The following facts and assumptions were used in making such calculation: (i) exercise prices as indicated in the table above; (ii) fair market value equal to the respective exercise price of each option on the date of the grants;
         (iii) a dividend yield of 0%; (iv) an expected stock option term of 10 years; (v) a stock price volatility of 18.2% based on an analysis of monthly stock closing prices of Common Stock during the preceding 12 months; and (vi) a risk-free interest rate of 5.16% for the options granted on April 30, 2002, which is equivalent to the yield of a ten-year Treasury note on the date of the grants. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value for each stock option was multiplied by the number of stock options granted.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2002 with respect to compensation plans under which the Company's equity securities are authorized for issuance.

                                                                                             Number of shares
                              Number of shares to be           Weighted average           remaining available for
                              issued upon exercise             exercise price of           future issuance under
                             of outstanding options           outstanding options         compensation plans (1)
                             ----------------------           -------------------         ----------------------

Equity compensation plans:
Approved by Shareholders                793,195                      $3.77                        17,000
Not approved by Shareholders              -                           -                              -
Total                                   793,195                      $3.77                        17,000

(1) Excluding shares reflected in first column, and does not include securities available for future issuances pursuant to the proposed amendment of the 1999 Stock Option Plan described in this Proxy Statement (see Proposal to Amend the Devcon International Corp 1999 Stock Option Plan).

Aggregated Fiscal Year-End Option Value Table

The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 2002. No stock appreciation rights have been granted or are outstanding.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                            Shares                      Number of securities
                           acquired                    underlying unexercised          Value of unexercised
                              on           Value             options at                in-the-money options
                           exercise      realized        fiscal year end (#)         at fiscal year end($)(1)
                                                        ---------------------       ---------------------------
Name                            (#)           ($)      exercisable unexercisable  exercisable(2) unexercisable(3)
----                        -------------------------------------- -------------  -------------- ----------------

Donald L. Smith, Jr.              -       $     -       105,000        25,700         $479,250       $105,845
Richard L. Hornsby                -             -        75,375        17,700          213,229         67,245
Jan A. Norelid               11,400        49,590        73,400        36,500          219,672        150,753
Kevin M. Smith               10,000        47,000        70,000        25,700          104,000        108,845
Donald L. Smith, III              -             -        63,450        25,200          161,117        100,020
-----------------

(1) The closing price for the Company's Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on December 31, 2002 was $6.70. Value is calculated by multiplying (a) the difference between $6.70 and the option exercise price by (b) the number of shares of Common Stock underlying the option.

(2) For certain exercisable shares, the exercise price exceeded the closing price at December 31, 2002. Values shown include only in-the-money exercisable shares.

(3) For certain unexercisable shares, the exercise price exceeded the closing price at December 31, 2002. Values shown include only in-the-money unexercisable shares.

Employment Agreements

In June 2000, the Company entered into an amended Life Insurance and Salary Continuation Agreement with the Company President. The President shall receive a retirement benefit upon the sooner of his retirement from his position after March 31, 2003, or a change in control of the Company. Benefits to be received shall equal 75 percent of his base salary, which currently is $300,000 per year, and shall continue for the remainder of his life. In the event that a spouse survives him, then the surviving spouse shall receive a benefit equal to 100 percent of his base salary for the shorter of five years or the remainder of the surviving spouse's life.

In June 2001, the Company entered into employment agreements with Messrs. Hornsby, Norelid, Kevin M. Smith and Donald L. Smith, III. The term of the agreements are for one year, annually renewable for additional equivalent terms. The agreements stipulate an annual base salary with merit increases and bonuses as determined by the Compensation Committee. If the agreement is terminated by the Company without cause or terminated by the employee for "Good Reasons", which includes assignment of duties inconsistent with the executive's position, then the Company will pay one year's salary in severance. If there is a change in control of the Company, which includes a change of the majority of the Board not approved by the incumbent Board, or members of Donald L. Smith, Jr.'s family controlling less than 20% of the shares of the Company, the Company will pay two years annual compensation upon termination of the agreement by either party. The Company will reimburse the employee any excise tax payable by the employee. Under certain conditions, during employment and for a period of 2 years after termination, the employee shall not compete with the Company business.

                              CERTAIN TRANSACTIONS

The Company leases a 3.4-acre parcel of real property from Mrs. Muriel Smith, wife of Mr. Donald L. Smith, Jr., pursuant to which Mrs. Smith received $95,400 in annual rent in 2002. In January 2002 a new 5-year agreement was signed, the rent was increased to $95,400. This rent was based on comparable rental contracts for similar properties in Deerfield Beach.

The Company has borrowed approximately $2.1 million from Donald L. Smith, Jr. at December 31, 2002. The note is unsecured, bears interest at the prime interest rate. Three hundred thousand dollars is due on demand and $1.8 million is due on July 1, 2004. Mr. Smith has the option of making the entire note due on demand should a change of control occur. A change of control has occurred if a person or group acquires 15% or more of the Company's Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's Common Stock.

The Company has receivables due from certain officers and employees as a result of payments made by the Company pursuant to a split dollar life insurance plan. The Company's advances to pay premiums are secured by a pledge of the cash value of the issued policies. Amounts due the Company under the split dollar plans aggregated $974,418 at December 31, 2002, including $676,957 from Richard L. Hornsby and $78,153 from Donald L. Smith III.

Commencing in July 1996 and through December 2001, Donald L. Smith, Jr. had invested $5.4 million for an 11.3 percent investment in a Partnership seeking to develop a resort in the Bahamas (the "Partnership"), and has personally guaranteed certain of the Partnership's liabilities. Mr. Smith is a member of the Partnership's Senior Management Committee and serves on its Executive Committee. Commencing in October 1996 and through December 2001, the Company invested $186,000 and provided certain services for a 1.2 percent interest in the Partnership. Commencing in 1999 and through December 2001, Robert D. Armstrong had invested $1.0 million for a 1.55 percent interest in the Partnership. Commencing in August 1996 and through December 2001, Robert A. Steele had invested $171,000 for a 1.0 percent interest in the Partnership. In April 2003, Mr. Steele sold his interest to a third party.

The Company has a $28.2 million contract with the Partnership to perform land preparation services. The Company believes the contract has been entered into at arm's length and at terms and conditions that the

Company would offer other customers. Prices established for the work are dependent on market conditions and conditions unique to the environment of the Bahamas. In connection with this contract, the Company has recorded revenue of $8.4 million during 2002. The backlog on the contract as of December 31, 2002 was $3.0 million. As of December 31, 2002 the Company had trade receivables from the Partnership of approximately $1.3 million. Subsequent to year-end and through March 2003 the Company received $915,000 in payments and billed an additional $1.7 million through March 2003.

As of January 1, 2003, the Company entered into an agreement with the Partnership to defer payment of 50% of its regular contract billings issued for work from September, 2002 and onwards, up to a maximum amount of $2.5 million. The Company's President personally guaranteed up to $2.5 million of the outstanding trade receivables from the Partnership, subject to exhaustion by the Company of all other remedies. The deferral of payment is for three years from the date invoices become due. Interest of eight percent annually will accrue and become payable at maturity.

The Company owns 50.02% of its subsidiary in Puerto Rico, Puerto Rico Crushing Company, Inc. ("PRCC"). Director Jose A. Bechara, Jr. Esq. is a majority shareholder of Empresas Bechara, which in turn owns 24.99% of PRCC. PRCC's most important customer is Hormigonera Mayaguezana, a wholly owned subsidiary of Empresas Bechara. Sales to Hormigonera Mayaguezana of $3.5 million represented 83% of PRCC's total sales for year 2002. PRCC had $129,660 of outstanding receivables from Hormigonera Mayaguezana at December 31, 2002.

The Company purchased from the CFO, Jan A. Norelid, in a private transaction in May 2002, 11,400 shares of the Company's common stock at the prevailing market rate. The total payment was $73,530.

The Company purchased from a director, Robert A. Steele, in a private transaction in April 2003, 12,000 shares of the Company's common stock at the prevailing market rate. The total payment was $81,840.

The Company employs William H. Ladd, a brother-in-law to Donald L. Smith, III, as manager for its operations on the island of Sint Maarten/St. Martin. Mr. Ladd received annual compensation of $98,919, including bonuses, compensation from exercise of stock options and car allowance. The Company also provides Mr. Ladd temporary living expenses while working on the island.

The Company owns a 50% interest in ZSC South, a joint venture, which owns two parcels of vacant land in South Florida. Mr. W. Douglas Pitts owns a 5% interest in the joint venture; Courtelis Company, the 45% owner, manages the joint venture's operations and Mr. Pitts is President of Courtelis Company. The owners of ZSC South pay annually, as additional capital, for the moneys needed to pay ZSC South's real estate taxes, which in 2002 totaled $17,577.

Mr. James R. Cast, a director nominee, in his tax and consulting practice, provides services to the Company and to Mr. Donald Smith, Jr. privately. The Company paid Mr. Cast $35,210 for his services in 2002.

The Company sells products to corporations controlled by Mr. Robert D. Armstrong. The amount of product sold is less than 5% of the Company's gross receipts. The Company purchases products from corporations controlled by Mr. Armstrong. The purchases totaled $27,148 in 2002. Corporations controlled by Mr. Armstrong sometimes offer to sell asphalt to customers in St. Croix to whom the Company may also quote concrete and aggregate products in competition with the asphalt. The Company also sometimes competes for construction contracts with corporations controlled by Mr. Armstrong.

The Board has adopted a policy that all future related party transactions be approved by a majority of disinterested directors in advance. We believe that all of the foregoing related party transactions were entered into on an arms-length basis.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 2002 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, with the exception that Kevin M. Smith, the Company's Vice President - Materials Division, failed to timely file three Form 4s to report an aggregate of three transactions. Kevin Smith's late filings resulted from discretionary broker transactions in which Mr. Smith did not receive information with respect to the occurrence and nature of the transactions in time to comply with such reporting requirements. In addition, although all Section 16 reports filed for the fiscal year ended December 31, 2002 were filed on a timely basis by Donald L. Smith, Jr., the Company's President and Chief Executive Officer, Mr. Smith failed to timely file three Form 4s to report an aggregate of six transactions. These transactions occurred in prior years and consisted of three sets of two related and nearly simultaneous transactions, all in connection with certain estate planning arrangements Mr. Smith has implemented. Donald L. Smith, Jr.'s late filings resulted from administrative oversights due to the nature of the third party administration of such arrangements

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 2002, the Board held 6 meetings. During 2002, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board held during the period he served on the Board, and (ii) the number of meetings of committees of the Board held during the period he served on such committees. The Board has two standing committees, the audit committee ("the Audit Committee") and the compensation committee (the "Compensation Committee").

Messrs. Kester, Pitts and Steele are members of the Audit Committee, which met four times during 2002. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls and (d) having general responsibility for all related auditing matters. The Audit Committee's charter was filed with the Company's proxy statement for the year ended December 31, 2000, dated May 4, 2001. The Audit Committee expects to amend its charter after the rules, issued by SEC and NASDAQ, concerning audit committees, have been finalized.

Messrs. Kester, Pitts, Steele and Bechara are members of the Company's Compensation Committee, which met once during 2002 and took certain actions by unanimous written consent. This committee administers the 1992 and 1999 stock option plans and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1992 and 1999 stock option plans. This Committee is also responsible for the final review and determination of executive compensation.

Two of the Audit and Compensation Committee members will retire from the Board as of the Annual Meeting, and the Board will elect new members from the nominated directors.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members are Robert L. Kester, W. Douglas Pitts, Robert A. Steele and Jose A. Bechara, Jr. Esq.

Commencing in July 1996 and through December 2001, Donald L. Smith, Jr. had invested $5.4 million for an 11.3 percent investment in a Partnership seeking to develop a resort in the Bahamas (the "Partnership"), and has personally guaranteed certain of the Partnership's liabilities. Mr. Smith is a member of the Partnership's Senior Management Committee and serves on its Executive Committee. Commencing in October 1996 and through December 2001, the Company invested $186,000 and provided certain services for a 1.2 percent interest in the Partnership. Commencing in August 1996 and through December 2001, Robert A. Steele had invested $171,000 for a 1.0 percent interest in the Partnership. In April 2003, Mr. Steele sold his interest to a third party. See further Certain Transactions page 10.

The Company purchased from a director, Robert A. Steele, in a private transaction in April 2003, 12,000 shares of the Company's common stock at the prevailing market rate. The total payment was $81,840.

The Company owns 50.02% of its subsidiary in Puerto Rico, Puerto Rico Crushing Company, Inc. ("PRCC"). Director Jose A. Bechara, Jr. Esq. is a majority shareholder of Empresas Bechara, which in turn owns 24.99% of PRCC. PRCC's most important customer is Hormigonera Mayaguezana, a wholly owned subsidiary of Empresas Bechara. Sales to Hormigonera Mayaguezana of $3.5 million represented 83% of PRCC's total sales for year 2002. PRCC had $129,660 of outstanding receivables from Hormigonera Mayaguezana at December 31, 2002.

The Company owns a 50% interest in ZSC South, a joint venture, which owns two parcels of vacant land in South Florida. Mr. W. Douglas Pitts owns a 5% interest in the joint venture; Courtelis Company, the 45% owner, manages the joint venture's operations and Mr. Pitts is President of Courtelis Company. The owners of ZSC South pay annually, as additional capital, for the moneys needed to pay ZSC South's real estate taxes, which in 2002 totaled $17,577.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is primarily responsible for determining the compensation of the Company's executive officers, although the Company's Chief Executive Officer and President makes recommendations to the Compensation Committee as to the compensation of the Company's executive officers. The Compensation Committee's general philosophy with respect to the compensation of the Company's executive officers is to offer competitive compensation programs designed to attract and retain qualified executives, to motivate performance to achieve specific goals and to align the interests of senior management with the long-term interests of the Shareholders.

In determining compensation, job level, individual performance and Company performance are considered. More specifically, factors considered include the Chief Executive Officer and President's recommendations, specific accomplishments of the executive officers, the Company's historical and projected performance, sales, earnings, financial condition and return on equity and economic conditions. These factors and the ultimate determination of compensation are subjective. The Company attempts to provide incentives to retain qualified executive officers, but also believes that the compensation paid to its executives is well within the range of compensation paid to similarly situated executives at other companies in similar industries or at companies having similar market capitalization. Given the level of the Company's executive officers compensation, the Committee does not believe that it is necessary to incur the expense of formal studies or market analysis.

Of all the components of compensation, salary is most closely related to individual performance. Strong emphasis is given to the Chief Executive Officer's recommendations, given his experience with the Company since its origin and his day-to-day contact with the other executive officers. Consideration is also given to the amount deemed necessary to retain an executive officer's services. These considerations are subjective and not subject to specific criteria. Company performance is also a factor; salaries for three executive officers were increased in 2002 based on merit and other factors. Based on its experience with companies in general and on experience with the Company's industry, and without utilizing any formal market studies, the Committee believes that the salaries paid by the Company to its executive officers are moderate by comparison to external standards. This analysis was also subjective and not subject to specific criteria.

While bonuses are also related to individual performance, Company performance is emphasized more in determining bonus payments than in determining salary. This is particularly true at the highest level of management. In considering performance, generally earnings are most emphasized, although revenues and financial condition are also considered. The amount of any bonus is not tied to specific performance criteria, but is also subjectively determined based upon an analysis of the aforementioned factors. An executive officer could receive a bonus in a year where the Company is not profitable, based upon his individual performance or areas of responsibility. Two executive officers received bonuses totaling $20,000 after review of the foregoing factors. The Company also attempts to provide incentives to its executive officers to remain with the Company and to improve performance through the grant of stock options. Options allow executive officers to share, to some extent, in shareholders' return on equity. Typically, Company options vest annually in equal amounts over a long term. The determination of how many options to grant to an executive officer depends, to varying degrees, on the number of outstanding options held by the executive officer, his job level and performance and Company performance. Given that no options had been issued to executive officers since 1999, and as means of providing additional incentive to executive officers, an additional 5,700 options were issued in 2002 to each of the Named Executive Officers, including the President and CEO.

As a result of the foregoing factors, the President and Chief Executive Officer's monthly salary was not increased in 2002. In addition, he received no bonus in 2002. In determining not to reduce the President's compensation from its existing level the Committee took into consideration, in addition to the other factors mentioned above, the time and effort being expended by the President, the Company's results in 2002, the President's experience and expertise in handling the issues facing the Company and the perceived progress toward enabling the Company to meet future goals. The final determination, after reviewing these factors, was subjective.

The Company had various obligations under its 401(k) plan and with respect to split dollar insurance premiums, all of which were met. In December 1993, the Internal Revenue Service issued proposed regulations concerning compliance with
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
Section 162(m) generally disallows a public company's deduction for compensation to any one of certain employees (primarily executive officers) in excess of $1.0 million per year unless the compensation is pursuant to a plan or performance goals approved by the public company's shareholders. None of the Named Executive Officers presently receives, and the Compensation Committee does not anticipate that such persons will receive, annual cash compensation in excess of the $1.0 million cap provided in Section 162(m).

 Robert L. Kester, Jose A. Bechara, Jr. Esq.,W. Douglas Pitts, Robert A. Steele

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is established pursuant to the Company's Bylaws and the Audit Committee Charter adopted by the Board on June 9, 2000. The Audit Committee's charter was filed with the Company's proxy statement for the year ended December 31, 2000, dated May 4, 2001. The Audit Committee expects to amend its charter after the rules issued by the SEC and NASDAQ have been finalized.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors are responsible for performing the independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee is comprised of three non-management directors and its responsibility is generally to monitor and oversee the processes described in the Audit Committee Charter. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The existing Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles. Each member of the existing Audit Committee is independent in the judgment of the Company's Board as required by the listing standards of NASDAQ, as of this date. The Company does not know what the composition of the Audit Committee will be after the election of new members to the Board and the retirement of two of the members. With respect to the period ended December 31, 2002, in addition to its other work, the Audit Committee had four meetings in fiscal 2002, and:

 - Reviewed and discussed with the Company's management and the independent auditors the audited consolidated financial statements of the Company as of December 31, 2002;

 - Discussed with the independent auditors the matters required to be discussed by auditing standards generally accepted in the United States of America; and

 - Received from the independent auditors written affirmation of their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the firm's indepen-dence. The independent auditors met with the Audit Committee without management being present.

In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the Company's independent accountants, KPMG LLP. That firm has discussed with the Committee and provided written disclosures to the Committee on (1) that firm's independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Based upon the review and discussions referred to above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board that that audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

              Robert L. Kester, W. Douglas Pitts, Robert A. Steele

                                 STOCK OWNERSHIP

The following table sets forth as of April 15, 2003 (or such other date indicated in the footnotes below), the number of shares beneficially owned and the percentage of ownership of the Company's Common Stock by (i) each person known to the Company to own beneficially more than 5 percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each nominee for director, (iv) each of the five executive officers of the Company who had annual salary and bonus for 2002 in excess of $100,000 (the "Named Executive Officers"), including the President and Chief Executive Officer, and (v) all directors and executive officers of the Company as a group.

                                                                                       Common Stock
                                                                                Beneficially     Owned (2)
Name and Address of Beneficial Owner (1)                                          Shares          Percent
----------------------------------------                                          ------          -------
Donald L. Smith, Jr. (3)..............................................         1,304,571           37.76%
Smithcon Family Investments, Ltd (4)..................................           981,372           29.40%
Robert A. Steele (5)..................................................           208,000            6.22%
Robert L. Kester (6)..................................................            21,600            *
Richard L. Hornsby (7)................................................           114,015            3.30%
Donald L. Smith, III (8)..............................................           142,754            4.19%
W. Douglas Pitts (9)..................................................            24,000            *
Henry C. Obenauf......................................................              -               -
Jan A. Norelid (10)...................................................           103,340            3.02%
Kevin M. Smith (11)...................................................           172,688            5.05%
Jose A. Bechara, Jr. Esq. (12)........................................            61,500            1.84%
Robert Armstrong (13) (proposed director) ............................           210,000            6.29%
James R. Cast (proposed director).....................................              -               -
Gustavo R. Benejam (proposed director)................................              -               -
Dimensional Fund Advisors, Inc. (14)..................................           276,600            8.29%
FMR Corp. (15)........................................................           375,700           11.25%
All directors and executive officers as a group (10 persons)..........         2,122,468           55.35%
--------------------
*........Less than 1%.

(1) Unless otherwise indicated, the address of each of the beneficial owners is 1350 East Newport Center Drive, Suite 201,
         Deerfield Beach, Florida 33442.

(2) Unless otherwise indicated each person or group has sole voting and investment power with respect to all such shares.

(3) Mr. Smith's holdings include (i) 189,341 shares directly owned by Mr. Donald L. Smith, Jr. (ii) 981,372 shares held by Smithcon Family Investments, Ltd., an entity controlled by Smithcon Investments, Inc. (the "Corporation"), a corporation that is wholly owned by Mr. Smith,
         (iii) 17,628 shares held by the Corporation and (iv) 116,140 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the Record Date and does not include 14,560 shares not presently exercisable and that will not be exercisable within 60 days of the Record Date.

(4) All 981,372 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon Family Investments, Ltd. See footnote (3) for description of relationship between Smithcon Family Investments, Ltd. and Mr. Smith.

(5) Includes 8,000 shares issuable upon exercise of options that are presently exercisable.

(6) Includes 20,000 shares issuable upon exercise of options that are presently exercisable.

(7) Includes 1,500 shares directly owned by Mr. Hornsby, 82,515 shares issuable upon exercise of options granted by the Company that are presently exercisable or exercisable within 60 days of the Record Date and 30,000 shares issuable upon exercise of an option that is presently exercisable, granted by Mr. Donald L. Smith, Jr., to Mr. Hornsby to purchase shares of Mr. Smith's Common Stock at an exercise price of $2.33 per share. Does not include 10,560 shares subject to options held by Mr. Hornsby that are not presently exercisable and that will not be exercisable within 60 days of the Record Date.

(8) Includes (i) 33,964 shares directly owned by Mr. Donald L. Smith, III and his wife (ii) 38,200 shares beneficially owned that are held in trust by Donald L. Smith, III for the benefit of his children, to which latter shares Mr. Smith disclaims beneficial ownership and (iii) 70,590 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the Record Date. Does not include 18,060 shares issuable upon exercise of options that are not presently exercisable and that will not be exercisable within 60 days of the Record Date.

(9) Includes 24,000 shares issuable upon exercise of options that are presently exercisable.

(10) Includes 20,800 shares directly owned by Mr. Norelid and 82,540 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the Record Date. Does not include 15,960 shares issuable upon exercise of options that are not presently exercisable and that will not be exercisable within 60 days of the Record Date.

(11) Includes (i) 27,948 shares directly owned by Mr. Kevin M. Smith and his wife (ii) 63,600 shares beneficially owned that are held in trust by Kevin M. Smith for the benefit of his children, to which latter shares Mr. Smith disclaims beneficial ownership and (iii) 81,140 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the Record Date. Does not include 14,560 shares issuable upon exercise of options that are not presently exercisable and that will not be exercisable within 60 days of the Record Date.

(12) Includes 50,000 shares owned by Hormigonera Mayaguezana, Inc., deemed beneficially owned by Mr. Bechara, 500 shares directly owned by Mr. Bechara and 11,000 shares issuable upon exercise of options that are presently exercisable.

(13) Includes 210,000 shares owned by Mr. Armstrong, a director nominee and currently not a director; therefore his ownership is not included in the group of directors and executives.

(14) The address for Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 276,600 shares all of which shares are held by advisory clients of Dimensional. Dimensional disclaims beneficial ownership of all such shares. The information with respect to Dimensional is based solely on a Schedule 13G dated February 3, 2003.

(15) The address for FMR Corp. (Fidelity Investments) is 82 Devonshire Street, Boston, MA 02109. The 375,700 shares were held by FMR Corp. ("FMR") on behalf of its direct subsidiary Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Fidelity was the beneficial owner of 375,700 shares as a result of acting as an investment advisor to various investment companies (the "Fidelity Funds" or "Funds") registered under
         Section 8 of the Investment Company Act of 1940. The information with respect to FMR is based solely on a Schedule 13G dated December 11, 2000.

                                PERFORMANCE GRAPH

The following graph shows the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years as compared to the total returns of the NASDAQ stock market index and the Dow Jones building material index. Returns are based on the change in year-end to year-end price and assume reinvested dividends. The graph assumes $100 was invested on December 31, 1996 in the Company's Common Stock, the NASDAQ stock market index and the Dow Jones building materials index.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
     Among Devcon International Corp., The NASDAQ stock market (U.S.) index and the DOW Jones US building materials index

                                    [GRAPH]

*$100 invested on 12/31/97 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

                                                                            Cumulative Total Return
                                                 ---------------------------------------------------------------
                                                   12/97      12/98      12/99      12/00      12/01      12/02

Devcon International Corp.                        100.00      53.85     117.31     139.75     131.28     137.33
NASDAQ STOCK MARKET (U.S.)                        100.00     140.99     261.48     157.40     124.87      86.38
DOW JONES BUILDING MATERIALS                      100.00     115.00      96.42      96.12      98.01      85.68


                              CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, NASDAQ has recently proposed changes to its corporate governance and listing requirements. Many of the requirements of the Sarbanes-Oxley Act and the proposed NASDAQ rules are subject to final SEC action and, therefore, had not yet become effective (or, in some cases, their transitional provisions had not yet expired) as of the date of this proxy statement. Nevertheless, the Board of Directors has initiated actions consistent with certain of the proposed rules.

                              Independent Directors

Assuming the Company's Shareholders elect all of the directors nominated for election at the Annual Meeting, beginning immediately after the Annual Meeting, a majority of the members of the Company's Board of Directors will be independent according to the NASDAQ Corporate Governance proposals.

The Company's non-management directors will commence holding meetings, separate from management, which they intend to hold at least 2 times a year.

                                 Audit Committee

All existing Audit Committee members possess the required level of financial literacy and are considered independent under both NASDAQ and SEC's existing and proposed rules. The SEC recently adopted a rule requiring disclosure concerning the presence of at least one "audit committee financial expert" (a newly defined term) on audit committees; upon effectiveness of the rule, this disclosure will be required to be included in the Company's Annual Report on Form 10-K for its fiscal year ending December 31, 2003 or in the proxy statement for the Company's 2004 Annual Meeting of Shareholders. At this point the Board has not determined whether or not there exist an "audit committee financial expert" on the existing audit committee.

Assuming the Company's Shareholders elect all of the directors nominated for election at the Annual Meeting, beginning immediately after the Annual Meeting, three members of the Board will meet the appropriate tests for independence according to SEC rules. KPMG LLP, the Company's independent auditors, reports directly to the Audit Committee. Any allowable work to be performed by KPMG LLP outside of the scope of the regular audit will be pre-approved by the Audit Committee. The Audit Committee will not approve any work to be performed that is in violation to the Securities Act of 1934, as amended.

The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the auditors prior to the filing of officers' certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls.

The Audit Committee has through the Policy of Ethical Conduct enabled confidential and anonymous reporting of improper activities directly to the Audit Committee.

                             Compensation Committee

The three existing members of the Compensation committee are considered independent under NASDAQ's existing and proposed rules. Assuming the Company's Shareholders elect all of the directors nominated for election at the Annual Meeting, beginning immediately after the Annual Meeting, four members of the Board will meet the proposed rules for independence issued by NASDAQ to serve on the Compensation Committee.

                              Nominating Committee
The Board does not have a specific nominating committee. A majority of the Board's independent directors have voted for approval of the nominations to the Board in this proxy.

                             Code of Ethical Conduct

Management has adopted a Code of Ethical Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees are bound by this Code of Ethical Conduct, violations of which may be reported to the Audit Committee. The Code of Ethical Conduct includes provisions applicable to the Company's senior executive officers consistent with the Sarbanes-Oxley Act of 2002.

               Personal Loans to Executive Officers and Directors

The Company complies with and will operate in a manner consistent with recently enacted legislation prohibiting extensions of credit in the form of a personal loan to or for its Directors and executive officers.

                        PROPOSAL TO APPROVE AMENDMENT OF
                           DEVCON INTERNATIONAL CORP.
                             1999 STOCK OPTION PLAN

Background and Purpose

On April 1, 1999, the Board of Directors (the "Board") adopted the Devcon International Corp. 1999 Stock Option Plan and the plan was approved at the Company's annual shareholders meeting on June 10, 1999. This plan, as contemplated to be amended, is hereinafter the "Plan". The purpose of the Plan is to provide an additional incentive to attract and retain qualified competent persons who provide services and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. In furtherance of this purpose, the Plan authorizes, among other things, (a) the granting of incentive or non-qualified stock options to purchase Common Stock (collectively, "Options") to persons selected by the administrators of the Plan from the class of all regular employees of the Company, including officers who are regular employees, approximately 350 persons, and non-employee directors, 5 persons, if all nominees are elected as proposed, (b) the provision of loans for the purposes of financing the exercise of Options and the amount of taxes payable in connection therewith, and (c) the use of already owned Common Stock as payment of the exercise price for Options granted under the Plan.

Shareholder approval of the Plan is required (i) for purposes of compliance with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) in order for the Plan to be eligible under the "plan lender" exemption from the margin requirements of Regulation U promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) by the rules of the National Association of Securities Dealers National Market System.

The effective date of the Plan is April 1, 1999 (the "Effective Date"), and shall terminate on March 31, 2009. The Board has awarded, from time to time, incentive stock options under the Plan to certain employees and directors as per the table below.

                                                    Number of            Number of        Exercise      Value of
                                                     shares            shares under-        price      options at
                                                    exercised          lying options      per share     3/31/2003
                                                     (#)(1)                 (#)(1)        ($/Share)        $(2)
                                                 --------------         -------------     ----------    -----------

Donald L. Smith, Jr.                                         -              50,000         $1.65        $224,500
Richard L. Hornsby                                           -              30,000          1.50         139,200
Jan A. Norelid                                          34,200              22,800          1.50         105,792
Donald L. Smith, III                                         -              30,000          1.50         139,200
Kevin M. Smith                                          10,000              40,000          1.50         185,600
All executive officers as a group                       44,200             172,800          1.54         794,292
All current directors who are
  not executive officers as a group                          -               4,000          6.81             -
Other employees granted more than 5%
  of options granted:
   Janett McMillan                                           -              20,000          1.50          92,800
   Michael Zastawniak                                    4,000              16,000          1.50          74,240
All employees who are
  not executive officers as a group                     32,800              84,200          2.37         320,528

Total options exercised/outstanding                     77,000             261,000         $1.89      $1,114,820

(1) Represents options for the number of shares granted and still outstanding. 77,000 shares have been purchased pursuant to options granted under this plan that have been exercised.

(2) The closing price for the Company's Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on April 17, 2003 was $6.14. Value is calculated by multiplying (a) the difference between $6.14 and the option exercise price by (b) the number of shares of Common Stock underlying the option still outstanding.

The following is a summary of certain principal features of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached to this Proxy Statement as Appendix A. Shareholders are urged to read the actual text of the Plan in its entirety.

Amendment of the Plan

The only change to the existing plan is that the total amount of shares available for grant would be increased from 350,000 to 600,000. All other items remain the same. Currently, grants for options to purchase a total of 338,000 shares of common stock have been issued. At present, the only planned additional option grants are for the directors, in accordance with Company policy to grant directors 8,000 options each in connection with the commencement of service on the Board and 1,000 options each at the annual shareholders' meeting. The Company would issue additional options from time to time as determined in accordance with the Plan.

Administration of the Plan

The Plan provides that it shall be administered by the Board or by the Compensation Committee (the "Committee") which shall be composed of two or more directors all of whom shall be "outside directors" (as defined in the Plan) in compliance with Rule 16b-3 of the Exchange Act and Section 162(m) of the Code (although Rule 16b-3 also may be complied with if the option grants are approved by the Board).

The Committee or the Board in its sole discretion determines the persons to be awarded the Options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, the Committee or the Board has full power and authority to construe and interpret the Plan, and the acts of the Committee or the Board are final, conclusive and binding on all interested parties, including the Company, its shareholders, its officers and employees, recipients of grants under the Plan, and all persons or entities claiming by or through such persons.

An aggregate of 350,000 shares of Common Stock (600,000 if the amendment is approved) subject to adjustment described below, are reserved for issuance upon the exercise of Options granted under the Plan. The shares acquired upon exercise of Options granted under the Plan will be authorized and issued shares of Common Stock. The Company's shareholders will not have any preemptive rights to purchase or subscribe for any Common Stock by reason of the reservation and issuance of Common Stock under the Plan. If any Option granted under the Plan should expire or terminate for any reason other than having been exercised in full, the shares not purchased subject to that Option, will again be available for purposes of the Plan.

Certain Terms and Conditions

All Options granted under the Plan must be evidenced by a written agreement between the Company and the grantee. The agreement will contain such terms and conditions as the Committee or the Board shall prescribe, consistent with the Plan, including, without limitation, the exercise price, term and any restrictions on the exercisability of the Options granted.

For any Option granted under the Plan, the exercise price per share of Common Stock may be any price determined by the Committee or the Board, however, the exercise price per share of any Incentive Stock Option may not be less than the Fair Market Value of the Common Stock on the date such Incentive Stock Option is granted. For purposes of the Plan, the "Fair Market Value" on any date of reference is deemed to be the closing price of Common Stock on the business day immediately preceding such date, unless the Committee or the Board in its sole discretion determines otherwise in a fair and uniform manner. For this purpose, the closing price of Common Stock on any business day is (i) if Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation; (ii) if Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of Common Stock on such system; or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least 5 of the 10 preceding days. The closing price per share of Common Stock on April 17, 2003 as reported on NASDAQ was $6.14.

The Committee or the Board may permit the exercise price of an Option to be paid for in cash, by certified or official bank check or personal check, by money order, with already owned shares of Common Stock that have been held by the Optionee for at least six (6) months (or other shares as the Company determines will not cause the Company to recognize for financial accounting purposes a charge for compensation expense), the withholding of shares of Common Stock issuable upon exercise of the Option, by delivery of a properly executed exercise notice together with such documentation as shall be required by the Committee or the Board (or, if applicable, the broker) to effect a cashless exercise, or a combination of the above. If paid in whole or in part with shares of already owned Common Stock, the value of the shares surrendered is deemed to be their Fair Market Value on the date the Option is exercised. The Plan also authorizes the Company to lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of the Option granted thereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with the Optionee's promissory note, such note shall
(i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender or such rate as the Committee or the Board, as the case may be, shall determine, and (iv) contain such terms as the Committee or the Board in its sole discretion shall reasonably require.

The use of already owned shares of Common Stock applied to payment for the exercise of an Option in a single transaction and to the "pyramiding" of already owned shares in successive, simultaneous Option exercises. In general, pyramiding permits an Option holder to start with as little as one share of Common Stock and exercise an entire Option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of Common Stock, no cash (except for fractional share adjustments) is needed to exercise an Option. Consequently, the Optionee would receive Common Stock equal in value to the spread between the fair market value of the shares subject to the Option and the exercise price of such option.

No Incentive Stock Option, and unless the prior written consent of the Committee or the Board is obtained (which consent may be withheld for any reason) and the transaction does not violate the requirements of Rule 16b-3 of the Exchange Act, no non-qualified stock option granted under the Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an Optionee, an Option is exercisable only by him or her, or in the case of a non-qualified stock option, by his or her permitted assignee. The expiration date of an Option under the Plan will be determined by the Committee or the Board at the time of grant, but in no event may such an Option be exercisable after 10 years from the date of the grant. An Option may be exercised at any time or from time to time or only after a period of time in installments, as the Committee or the Board determines. The Committee or the Board may in its sole discretion accelerate the date on which any Option may be exercised. Each outstanding Option granted under the Plan may become immediately fully exercisable in the event of certain transactions, including certain changes in control of the Company, certain mergers and reorganizations, and certain dispositions of substantially all of the Company's assets.

Unless otherwise provided in the Option agreement, the unexercised portion of any Option granted under the Plan shall automatically be terminated (a) three months after the date on which the Optionee's employment is terminated for any reason other than (i) Cause (as defined in the Plan), (ii) mental or physical disability, or (iii) death; (b) immediately upon the termination of the Optionee's employment for Cause; (c) one year after the date on which the Optionee's employment is terminated by reason of mental or physical disability; or (d) one year after the date on which the Optionee's employment is terminated by reason of Optionee's death, or if later, three months after the date of Optionee's death if death occurs during the one year period following the termination of the Optionee's employment by reason of mental or physical disability.

To prevent dilution of the rights of a holder of an Option, the Plan provides for appropriate adjustment of the number of shares for which Options may be granted, the number of shares subject to outstanding Options and the exercise price of outstanding Options, in the event of any increase or decrease in the number of issued and outstanding shares of the Company's capital stock resulting from a stock dividend, a recapitalization or other capital adjustment of the Company. The Committee or the Board has discretion to make appropriate anti-dilution adjustments to outstanding Options in the event of a merger, consolidation or other reorganization of the Company or a sale or other disposition of substantially all of the Company's assets.

The Plan will expire on March 31, 2009, and any Option outstanding on such date will remain outstanding until it expires or is exercised. The Committee or the Board may amend, suspend or terminate the Plan or any Option at any time, provided that such amendment shall be subject to the approval of the Company's Shareholders if such shareholder approval is required by any federal or state law or regulation (including without limitation, Rule 16b-3 or to comply with Section 162(m) of the Code) or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or granted. In addition, no amendment, suspension or termination shall substantially impair the rights or benefits of any Optionee, pursuant to any Option previously granted, without the consent of the Optionee.

Federal Income Tax Consequences of Awards of Options

The Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         Non-Qualified Stock Options. On exercise of a non-qualified stock option granted under the Plan, an Optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of Common Stock acquired on exercise of the Option over the exercise price. If the Optionee is an employee of the Company that income will be subject to the withholding of Federal income tax. The Optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the Option, and his holding period for those shares will begin on that date.

If an Optionee pays for shares of Common Stock on exercise of an Option by delivering shares of the Company's Common Stock, the Optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the Optionee's tax basis in them. The Optionee, however, otherwise will be taxed on the exercise of the Option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the Option, the Optionee's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The Optionee's tax basis and holding period for the additional shares received on exercise of the Option will be the same as if the Optionee had exercised the Option solely in exchange in cash.

The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the Optionee, provided that the amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

         Incentive Stock Options. The Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in section 422 of the Code. Under the Code an Optionee generally is not subject to tax upon the grant or exercise of an incentive stock option. In addition, if the Optionee holds a share received on exercise of an incentive stock option for at least two years from the date the Option was granted and at least one year from the date the Option was exercised (the "Required Holding Period"), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

If, however, an Optionee disposes of a share acquired on exercise of an incentive stock option before the end of the Required Holding Period (a "Disqualifying Disposition"), the Optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the Option, the amount of ordinary income recognized by the Optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the Option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An Optionee who exercises an incentive stock option by delivering shares of Common Stock acquired previously pursuant to the exercise of an incentive stock option before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents "pyramiding" the exercise of an incentive stock option (that is, exercising an incentive stock option for one share and using that share, and others so acquired, to exercise successive incentive stock options) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of Common Stock acquired on exercise of an incentive stock option exceeds the exercise price of that Option generally will be an adjustment included in the Optionee's alternative minimum taxable income for the year in which the Option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the Option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the Optionee's alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the Option is exercised.

The Company is not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However if there is a Disqualifying Disposition of a share, the Company is allowed a deduction in an amount equal to the ordinary income included in income by the Optionee, provided that the amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

         Section 162 Limitations. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company's tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that Options granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such Options, will qualify as such "performance-based compensation," so that such Options will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect the ability of the Company to ensure that Options under the Plan will qualify as "performance-based compensation" that is fully deducible by the Company under Section 162(m).

         Importance of Consulting Tax Advisor. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any Optionee may depend on his particular situation, each Optionee should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an Option or the disposition of Common Stock acquired on exercise of an Option.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE 1999 STOCK OPTION PLAN.



                     RELATIONSHIP WITH INDEPENDENT AUDITORS

The firm of KPMG LLP, independent certified public accountants, has been the Company's auditor since 1980 and has advised the Company that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company or its subsidiaries during the past four years, other than in its capacity as the Company's independent certified public accountant. The Board, on the recommendation of the Company's Audit Committee, has selected KPMG LLP as the Company's auditor for the year ended December 31, 2003. Although the Board is not required to do so, it is submitting its selection of the Company's auditors for ratification at the Annual Meeting, in order to ascertain the views of its Shareholders. The Board will not be bound by the vote of the Shareholders, however, if the selection is not ratified, the Board would reconsider its selection. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from Shareholders. The Audit Committee will pre-approve any services to be provided by KPMG LLP, which will only be audit services and permissible non-audit services.

Audit Fees
The aggregate fees billed by KPMG LLP for audit and review of the Company's financial statements was $248,000 and $246,900 for 2002 and 2001, respectively.

Tax Fees; Financial Information Systems Design and Implementation Fees; All Other Fees
KPMG LLP did not provide any consulting services or services related to tax issues, financial information systems design and implementation or any other matter, except for audit fees, during 2002 or 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF KPMG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS.


                                 OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.


                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the Company's 2004 Annual Meeting of Shareholders and who wishes to have their proposal included in the Company's Proxy Statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Secretary of the Company in writing not later than January 3, 2004.

Under the Company's Bylaws, nominations for director may be made only by the Board or a Board committee, or by a shareholder entitled to vote who delivers notice to the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the notice of the preceding year's annual meeting. For the Company's meeting in the year 2004, the Company must receive this notice on or after November 4, 2003, and on or before January 3, 2004. The Board will consider nominations, which are timely received. A copy of the full text of the Bylaws provisions discussed above may be obtained by writing to the Corporate Secretary at 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.
                                           By Order of the Board of Directors,
                                                /s/ Donald L. Smith, Jr.
Deerfield Beach, Florida
May 2, 2003                                      Donald L. Smith, Jr., President

                            Intentionally left blank

                                   APPENDIX A

                           DEVCON INTERNATIONAL CORP.
                         AMENDED 1999 STOCK OPTION PLAN

1. Purpose. The purpose of this Plan is to advance the interests of DEVCON INTERNATIONAL CORP., a Florida corporation (the "Company"), and its Subsidiaries by providing an additional incentive to attract and retain qualified and competent persons who provide services to the Company and its Subsidiaries, and upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.

2. Definitions. As used herein, the following terms shall have the meaning indicated:

        (a) "Board" shall mean the Board of Directors of the Company.

        (b) "Committee" shall mean the committee appointed by the Board pursuant to Section 13(a) hereof.

        (c) "Common Stock" shall mean the Company's Common Stock, par value $0.10 per share.

        (d) "Director" shall mean a member of the Board.

        (e) "Fair Market Value" of a Share on any date of reference shall mean the "Closing Price" (as defined below) of the Common Stock on the business day immediately preceding such date, unless the Committee or the Board in its sole discretion shall determine otherwise in a fair and uniform manner. For the purpose of determining Fair Market Value, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of Common Stock on such system or, if sales prices are not reported, the mean between the closing high bid and low asked quotations for such day of Common Stock on such system, as reported in any newspaper of general circulation or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days. If neither (i), (ii), or (iii) above is applicable, then Fair Market Value shall be determined in good faith by the Committee or the Board in a fair and uniform manner.

        (f) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Internal Revenue Code.

        (g) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        (h) "Non-Qualified Stock Option" shall mean an Option, which is not an Incentive Stock Option.

        (i) "Officer" shall mean the Company's Chairman of the Board, President, Chief Executive Officer, principal financial officer, principal accounting officer, any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase "policy-making function" does not include policy-making functions that are not significant. If pursuant to

Item 401(b) of Regulation S-K (17 C.F.R. ss. 229.401(b)) the Companyidentifies a person as an "executive officer," the person so identified shall be deemed an "Officer" even though such person may not otherwise be an "Officer" pursuant to the foregoing provisions of this paragraph.

        (j) "Option" (when capitalized) shall mean any option granted under this Plan.

        (k) "Optionee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

        (l) "Outside Director" shall mean a member of the Board who qualifies as an "outside director" under Section 162(m) of the Internal Revenue Code and the regulations thereunder and as a "Non-Employee Director" under Rule 16b-3 promulgated under the Securities Exchange Act.

        (m) "Plan" shall mean this 1999 Stock Option Plan for the Company.

        (n) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        (o) "Share" shall mean a share of Common Stock.

        (p) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Shares Available for Option Grants. The Committee or the Board may grant to Optionees from time to time Options to purchase an aggregate of up to Six Hundred Thousand (600,000) Shares from the Company's authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be cancelled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.

4.      Incentive and Non-Qualified Options.

        (a) An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option as determined by the Committee or the Board at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or a Non-Qualified Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan. Incentive Stock Options may not be granted to any person who is not an employee of the Company or any Subsidiary.

        (b) Options otherwise qualifying as Incentive Stock Options hereunder will notbe treated as Incentive Stock Options to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Section 422(b) of the Internal Revenue Code are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its parent and subsidiary corporations as defined in Section 424 of the Internal Revenue Code), exceeds $100,000.

5.      Conditions for Grant of Options.

        (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee or the Board, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be (i) those persons selected by the Committee or the Board from the class of all regular employees of, or persons who provide consulting or other services as independent contractors to, the Company or its Subsidiaries, including Directors and Officers who are regular employees, and
(ii) Directors who are not employees of the Company or of any Subsidiaries.
Any person who files with the Committee or the Board, in a form satisfactory to the Committee or the Board, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

        (b) In granting Options, the Committee or the Board shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee or the Board shall determine. The Committee or the Board shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee or the Board may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

        (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

        (d) Notwithstanding any other provision of this Plan, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Internal Revenue Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary corporation (as defined in Section 424 of the Internal Revenue Code) at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

        (e) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, the aggregate number of Options granted to any one Optionee may not exceed One Hundred Thousand (100,000), subject to adjustment as provided in Section 10 hereof.

6. Option Price. The option price per Share of any Option shall be any price determined by the Committee or the Board but shall not be less than the par value per Share; provided, however, that in no event shall the option price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

7. Exercise of Options. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee or the Board in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. The consideration to be paid for the Shares to be issued upon exercise of an Option as well as the method of payment of the exercise price and of any withholding and employment taxes applicable thereto, shall be determined by the Committee or the Board and may in the discretion of the Committee or the Board consist of: (1) cash, (2)certified or official bank check, (3) money order, (4) Shares that have been held by the Optionee for at least six (6) months (or such other Shares as the Company determines will not cause the Company to recognize for financial accounting purposes a charge for compensation expense), (5) the withholding of Shares issuable upon exercise of the Option, (6) pursuant to a "cashless exercise" procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Board or the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan sufficient to pay the exercise price and any applicable income or employment taxes, or (7) in such other consideration as the Committee or the Board deems appropriate, or by a combination of the above. In the case of an Incentive Stock Option, the permissible methods of payment shall be specified at the time the Option is granted. The Committee or the Board in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, or through the withholding of Shares issuable upon exercise of the Option, the value of the Shares surrendered or withheld shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker,
(ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender, and (iv) contain such other terms as the Committee or the Board in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s)
 under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided inSection 10 hereof.

8. Exercisability of Options. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee or the Board shall provide in such Option, except as otherwise provided in this Section 8.

        (a) The expiration date of an Option shall be determined by the Committee or the Board at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date on which the Option is granted.

        (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable in the event of a "Change in Control" or in the event that the Committee or the Board exercises its discretion to provide a cancellation notice with respect to the Option pursuant to
Section 9(b) hereof. For this purpose, the term "Change in Control" shall mean:

                (i) Approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the
Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

                (ii) Individuals who, as of the date on which the Option is granted, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date on which the Option was granted whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                (iii) the acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 25% of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or "group" that as of the date on which the Option is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

        (c) The Committee or the Board may in its sole discretion, accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

9. Termination of Option Period. Unless otherwise provided in any Option agreement, the unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                (i) three months after the date on which the Optionee's employment is terminated other than by reason of (A) Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee's employment by reason of the Optionee's willful misconduct or gross negligence, (B) a mental or physical disability (within the meaning of Internal Revenue Code
Section 22(e)) of the Optionee as determined by a medical doctor satisfactory to the Committee, or (C) death of the Optionee;

                (ii) immediately upon the termination of the Optionee's employment for Cause;

                (iii) twelve months after the date on which the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee or the Board;

                (iv) twelve months after the date of termination of the Optionee's employment by reason of death of the Optionee, or, if later,
(B) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Subsection 9(a)(iii) hereof.

All references herein to the termination of the Optionee's employment shall, in the case of an Optionee who is not an employee of the Company or a Subsidiary, refer to the termination of the Optionee's service with the Company.

        (b) To the extent not previously exercised, (i) each Option shall terminate immediately in the event of (1) the liquidation or dissolution of the Company, or (2) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, unless the successor corporation, or a parent or subsidiary of such successor corporation, assumes the Option or substitutes an equivalent option or right pursuant to
Section 10(c) hereof, and (ii) the Committee or the Board in its sole discretion may by written notice ("cancellation notice") cancel, effective upon the consummation of any corporate transaction described in Subsection 8(b)(i) hereof in which the Company does survive, any Option that remains unexercised on such date. The Committee or the Board shall give written notice of any proposed transaction referred to in this Section 9(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that Optionees may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Options that then are exercisable (including any Options that may become exercisable upon the closing date of such transaction). An Optionee may condition his exercise of any Option upon the consummation of a transaction referred to in this Section 9(b).

10.     Adjustment of Shares.

        (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan, or available for grant to any person under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

                (ii) the Board or the Committee may, in its discretion, make any adjustments it deems appropriate in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

        (b) Unless otherwise provided in any Option, the Committee or the Board may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's or Board's sole discretion, such adjustments become appropriate so as to preserve but not increase benefits under the Plan.

        (c) In the event of a proposed sale of all or substantially all of the Company's assets or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, where the securities of the successor corporation, or its parent company, are issued to the Company's shareholders, then the successor corporation or a parent of the successor corporation may, with the consent of the Committee or the Board, assume each outstanding Option or substitute an equivalent option or right. If the successor corporation, or its parent, does not cause such an assumption or substitution to occur, or the Committee or the Board does not consent to such an assumption or substitution, then each Option shall terminate pursuant to
Section 9(b) hereof upon the consummation of sale, merger, consolidation or other corporate transaction.

        (d) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made to, the number of or exercise price for Shares then subject to outstanding Options granted under the Plan.

        (e) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

11.     Transferability of Options and Shares.

        (a) No Incentive Stock Option, and unless the prior written consent of the Committee or the Board is obtained (which consent may be withheld for any reason) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act no Non-Qualified Stock Option, shall be subject to alienation, assignment, pledge, charge or other transfer other than by the Optionee by will or the laws of descent and distribution, and any attempt to make any such prohibited transfer shall be void. Each Option shall be exercisable during the Optionee's lifetime only by the

Optionee, or in the case of a Non-Qualified Stock Option that has been assigned or transferred with the prior written consent of the Committee or the Board, only by the permitted assignee.

        (b) No Shares acquired by an Officer or Director pursuant to the exercise of an Option may be sold, assigned, pledged or otherwise transferred prior to the expiration of the six-month period following the date on which the Option was granted, unless the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act.

12.     Issuance of Shares.

        (a) Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

        (b) As a condition to any sale or issuance of Shares upon exercise of anyOption, the Committee or the Board may require such agreements or undertakings as the Committee or the Board may deem necessary or advisable to facilitate compliance with any applicable law or regulation including, but not limited to, the following:

                (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

                (ii) a representation, warranty and/or agreement to be bound by any legends endorsed upon the certificate(s) for such Shares that are, in the opinion of the Committee or the Board, necessary or appropriate to facilitate compliance with the provisions of any securities laws deemed by the Committee or the Board to be applicable to the issuance and transfer of such Shares.

13.     Administration of the Plan.

        (a) The Plan shall be administered by the Board or by a committee appointed by the Board (the "Committee"), which shall be composed of two or more Directors all of whom shall be Outside Directors. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 promulgated under the Securities Exchange Act and
Section 162(m) of the Internal Revenue Code. The Committee shall serve at the pleasure of the Board and shall have the powers designated herein and such other powers as the Board may from time to time confer upon it.

        (b) The Board may grant Options pursuant to this Plan to Directors who are not employees of the Company or any Subsidiary and/or other persons to whom Options may be granted under Section 5(a) hereof.

        (c) The Committee or the Board, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations by the Committee or the Board, and the interpretation and construction of any provision of the Plan or any Option by the Committee or the Board shall be final and conclusive.

        (d) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

14. Withholding or Deduction for Taxes. If at any time specified herein for the making of any issuance or delivery of any Option or Common Stock to any Optionee or beneficiary, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the issuance or delivery then to be made, such issuance or delivery shall be deferred until such withholding or deduction shall have been provided for by the Optionee or beneficiary, or other appropriate action shall have been taken.

15.     Interpretation.

        (a) As it is the intent of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under the Securities Exchange Act
("Rule 16b-3"), any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3. The Committee or the Board may from time to time adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

        (b) The Plan and any Option agreements entered into pursuant to the Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under section 422 of the Internal Revenue Code. If any provision of the Plan or any such Option agreement should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan and the Option agreement shall be construed and enforced as if such provision had never been included in the Plan or the Option agreement.

        (c) This Plan shall be governed by the laws of the State of Florida.

        (d) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

        (e) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

16. Amendment and Discontinuation of the Plan. The Committee or the Board may from time to time amend, suspend or terminate the Plan or any Option; provided, however, that, any amendment to the Plan shall be subject to the approval of the Company's shareholders if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Internal Revenue Code) or the rules of any Stock exchange or automated quotation system on which the Common Stock may then be listed or granted. Except to the extent provided in Sections 9 and 10 hereof, no amendment, suspension or termination of the Plan or any Option issued hereunder shall substantially impair the rights or benefits of any Optionee pursuant to any Option previously granted without the consent of the Optionee.

17. Effective Date and Termination Date. The effective date of the Plan is April 1, 1999; the date on which the Board adopted this Plan, and the Plan shall terminate on March 31, 2009. The Plan shall be submitted to the shareholders of the Company for their approval and adoption and Options hereunder may be granted prior to such approval and adoption but contingent upon such approval and adoption.

                           DEVCON INTERNATIONAL CORP.
                    1350 EAST NEWPORT CENTER DRIVE, SUITE 201
                         DEERFIELD BEACH, FLORIDA 33442


               THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S
                               BOARD OF DIRECTORS

                                  COMMON STOCK

The undersigned, a holder of the common stock, par value $.10 (the "Common Stock") of Devcon International Corp., a Florida corporation (the "Company"), hereby appoints Donald L. Smith, Jr. and Richard L. Hornsby, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders of the Company, to be held on Friday, June 6, 2003, at 3:00 p.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida and at any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND THE OTHER PROPOSALS SET FORTH.

(1) ELECTION OF DONALD L. SMITH, JR., RICHARD L. HORNSBY, W. DOUGLAS PITTS, JOSE A. BECHARA, JR., JAMES R. CAST, ROBERT D. ARMSTRONG AND GUSTAVO R. BENEJAM as directors.

[ ] VOTE FOR all nominees listed above, except vote withheld from the following nominees (if any):

         -------------------------------------------------------------

[  ]     VOTE WITHHELD from all nominees listed above.

[  ]     ABSTAIN

(2)      PROPOSAL to approve and ratify the Company's Amended 1999
         Stock Option Plan.

                    [  ] FOR    [  ] AGAINST   [  ] ABSTAIN

(3) PROPOSAL to ratify the reappointment of KPMG, LLP, independent certified public accountants, as the Company's auditor for 2003.

                    [  ] FOR    [  ] AGAINST   [  ] ABSTAIN

In their discretion, the proxies are authorized to vote upon other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

                               (see reverse side)

                           (continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.


                          Dated                                           ,2003
                                ------------------------------------------


                                                ------------------------------
                                                                  Signature

                                                ------------------------------
                                                   (Signature if held jointly)

IMPORTANT: Please sign exactly as your name appears and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.